UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

NAVARRE CORPORATION

(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-22982 (Commission File Number)	41-1704319 (I.R.S. Employer Identification No.)

7400 49th Avenue North, New Hope, MN 55428
(Address of principal executive offices)

Registrant’s telephone number, including area code: (763) 535-8333

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 24, 2013, the Board of Directors of Navarre Corporation (the “Company”) appointed Terry J. Tuttle as the Company’s Chief Financial Officer and principal financial officer replacing Diane D. Lapp. Ms. Lapp is resigning due to the upcoming relocation of the Company’s corporate headquarters from Minneapolis to Dallas but will stay on as the Company’s principal accounting officer during a transition period.

Mr. Tuttle is a licensed CPA and has been a partner in the accounting firm of Weston & Tuttle in Sacramento, CA since 2002. Previously, he served as COO of Troll Communications, one of the nation’s largest children’s book publishers, CFO of bicycle helmet maker, Bell Sports, CFO of McMullen Argus Publishing (a division of PRIMEDIA) and vice president of finance for The Petersen Companies. He also has prior experience in various senior financial positions with two NYSE companies. In connection with the appointment, Mr. Tuttle will receive an annual base salary of $300,000 and will be eligible for an annual bonus of up to fifty percent (50%) of his base salary under the terms of the Company’s Fiscal Year 2014 Annual Incentive Plan. In addition, the Compensation Committee approved the following equity awards to be granted effective upon his first day of employment on June 24, 2013 (the “Grant Date”): (i) a stock option award under the Company’s Amended and Restated 2004 Stock Plan (the “Stock Plan”) with an exercise price equal to $2.60 per share and covering 100,000 shares of the Company’s Common Stock; and (ii) a restricted stock unit award under the Stock Plan covering 60,000 shares of the Company’s Common Stock. The awards will vest in three equal annual installments on the first, second and third anniversaries of the Grant Date, conditioned upon continued employment with the Company through the applicable vesting dates, and subject to acceleration of vesting upon a Change of Control (as defined in the Stock Plan). Mr. Tuttle will also receive a lump sum payment of $75,000 to assist with his relocation to Dallas, and reimbursement of reasonable commuting costs from Sacramento, California to Dallas for a limited period of time.

On June 24, 2013, Mr. Tuttle and the Company entered into a written executive severance agreement which provides for severance payments in the event that the employment of Mr. Tuttle is involuntarily terminated without cause, or is terminated by Mr. Tuttle due to a material adverse change in his duties, responsibilities, authority or base salary. Severance payments equal one times base salary and one times the average amount of annual bonus earned and paid with respect to the preceding three years. Severance payments are paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights. The term of the agreement is for successive one year periods which automatically extend unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term. The current term expires December 31, 2013. The foregoing summary of this agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

On June 24, 2013, the Company issued a press release that is attached hereto as Exhibit 99.1. This press release announces the appointment of Terry J. Tuttle as the Company’s Chief Financial Officer as described above in Item 5.02 to this current report on Form 8-K.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Severance Agreement between Terry J. Tuttle and Navarre Corporation dated June 24, 2013.

99.1	Press Release, dated June 24, 2013, issued by Navarre Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION

Dated: June 26, 2013	By:	/s/ Ryan F. Urness
		Name:	Ryan F. Urness
		Title:	General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Executive Severance Agreement between Terry J. Tuttle and Navarre Corporation dated June 24, 2013.

99.1	Press Release, dated June 24, 2013, issued by Navarre Corporation.